EXHIBIT 99.1

  BATTLE MOUNTAIN GOLD SUBSTANTIALLY LOWERS CASH PRODUCTION COSTS, IMPROVES
         PRODUCTION RATE; POSTS 1ST QUARTER LOSS ON LOWER GOLD PRICES

      Houston, April 23, 1998 -- Battle Mountain Gold Company (BMG-NYSE; BMC-TSE) today reported a first quarter consolidated net loss of $3.5 million, or 2 cents per share. The first quarter loss compares with a net loss of $13.7 million, or 6 cents per share, in the same period last year, which included $5.9 million of one-time charges. Cash flow from operating activities in the first quarter of 1998 was $23.1 million, compared with $14.4 million in the first quarter of 1997.

      BMG President and Chief Executive Officer Ian D. Bayer said the first quarter of 1998 was favorably impacted by significantly lower operating costs and excellent production performance, reflecting the Company's quality asset base. These factors were offset by lower average realized gold prices of $307 per gold ounce sold, compared with $358 in the first period of 1997.

      Attributable gold production for the first quarter was approximately 246,000 ounces, compared with 200,000 ounces in the same period of last year.

      Cash production costs in the quarter were reduced by 27% from the same period in 1997, to average $156 per gold ounce sold, compared with $215 per ounce in the first quarter of last year.

                              STRATEGY AND OUTLOOK

      Bayer noted that BMG is a much different company in many important ways than it was a year ago, and that it is well positioned to grow.

      Battle Mountain Gold has been working hard to meet the challenge of lower prices, he continued. Over the last 18 months, four higher-cost mines were closed upon depletion of their ore reserves. In addition, two new low-cost mines were brought into commercial production in the third and fourth quarters of last year.

      BMG also restructured its Niugini Mining Limited (NML) subsidiary in 1997, bringing it from a substantial loss in 1996 to profitability last year.

      At Kori Kollo, in Bolivia, the Company significantly reduced operating costs through workforce reductions and operating changes.

      In addition, at mid year 1997, when the Australian Central Bank announced its gold sale, BMG decided that additional steps needed to be taken. These included:

o   Accelerated closure of high-cost mines.
o   A 10% reduction in operating costs.
o   A 10% reduction in head-office costs.
o A 30% reduction in BMG's investments in exploration to a level of $25 million for 1998.

      These actions have now been completed, thus placing the Company in a very strong position, Bayer said.

      Despite the mine closures, BMG's production levels are expected to be approximately the same as 1997 at 875,000 ounces. Virtually all of this production is coming from high-quality assets. As a result, cash operating costs are expected to fall by over 10% in 1998 to below $175 per ounce.

      In addition, the Company has a healthy balance sheet, with about $188 million in cash, and, despite the current gold price, adequate cash flow from operations to help fund its activities. Capital expenditures of about $50 million are budgeted for 1998.

      In the exploration arena, BMG has restructured the exploration and corporate development groups to take advantage of the more "reasonably priced" exploration and acquisition opportunities that are expected to result from the current downturn in the exploration industry. In so doing, the Company has reduced its broader grass roots effort and refocused its international exposure to include eight high-priority projects in eight countries where the outlook for significant near-term reserve additions is good.

      In short, Bayer noted, for 1998, "cash is king," and BMG is working to conserve its present cash position while growing its business. In addition, the Company will be moving forward projects now in the pipeline.

                                   OPERATIONS

      Bayer said that BMG has worked hard to meet the challenges of lower gold prices. The mines that Battle Mountain Gold operates have ore reserves that can be considered to be mid to long term and can be mined at a cash profit at the lower range of the predicted gold prices. Therefore, the operating strategies that the Company has developed are a balance between responding to the low gold prices anticipated in 1998 and the need to be strategically positioned when the gold price does rise. BMG's plans for this year ensure that it will:

      Meet planned production and financial targets in the short term and be positioned to be competitive in the longer term.

      Operate its plants and equipment using the proper operating and maintenance principles so that it does not jeopardize future production capabilities. Spend its capital money wisely on projects that will provide profitable future production.

      Bayer noted that he was pleased to report that the Company is off to a great start in the first quarter. These results give BMG confidence that it will meet its planned, low cash-cost and production targets for 1998. Without exception, all of the Company's properties are meeting this challenge.

      At the GOLDEN GIANT mine, for example, higher than anticipated grades in several of the active stopes had a positive impact on production during the first quarter. As a result, cash costs averaged $114 per gold ounce sold, and production for the year is now estimated at 340,000 ounces, instead of the targeted 331,000.

      At KORI KOLLO, in Bolivia, where Battle Mountain holds an 88% interest, production for the first quarter was 77,000 ounces, up over 20% compared with the first quarter of last year. Cash costs averaged $167 per ounce, compared with $203 in the same period of 1997. BMG experienced slightly lower recovery rates from refractory ore in the northeast corner of the pit. The mine's management responded by increasing throughput at the mill. At the same time, BMG achieved slightly higher than anticipated grades from the southwest corner of the pit, the ultimate result being overall increased gold and silver production.

      At the nearby Llallagua resource, the bio-oxidation test pad is yielding excellent results on this refractory ore. At this point, BMG is about half-way through the test cycle and is very pleased with the recovery rates achieved to date. The estimated resource in this area is approximately 35 million tons grading about .05 ounces per ton.

      At the 84.6% owned HOLLOWAY mine, the Company has been making steady progress, and start-up difficulties have been overcome. Tons of ore mined, costs, and grade are all improving each month, and the mine has operated over 600 days without a lost-time accident. Further improvements are expected as the year progresses.

      At the 50% owned VERA/NANCY mine, gold production of 12,000 ounces was higher than anticipated and costs, at $136 per ounce sold, were lower. Lower mine production and mill throughput were more than offset by higher gold grades.

      At the CROWN JEWEL project in Washington state, where BMG is earning a 54% interest, the Company is continuing to see slow but steady progress on both the permitting and the appeals front. However, given currently anticipated time lines and the limited construction season, it now appears that no major construction will take place this year. A number of permits remain outstanding, as well as appeals by special interest groups, and additional appeals may be filed. This makes the outcome and timing of the permitting and appeals process, as well as start-up of construction, difficult to predict.

      At the BATTLE MOUNTAIN COMPLEX, the Reona heap leach operation performed well, with cash costs of $225 per ounce. Reona production in 1998 is targeted at 41,000 ounces.

      At the nearby PHOENIX project, preliminary metallurgical testing carried out during the first quarter, indicated that the ore is amenable to flotation extraction. The tests further indicated that gravity separation techniques could also be effective on these ores. These results are very encouraging. They show that there is potential to utilize more cost-efficient extraction methods in all areas of the Phoenix project, including areas of high copper content, which were previously thought uneconomic. The Company is continuing its metallurgical test work on the new zones now being drill tested.

                                   EXPLORATION

      Bayer said that the Company's $25 million exploration budget will be focused on eight countries. Approximately $13.7 million of this is being allocated to eight priority projects, all of which have the potential to add ounces to the Company's reserve base over the next few years.

      In Canada, the main area of focus continues to be Ontario, and in particular, BMG's extensive land position around its existing operations. In Northeastern Ontario, in the HOLLOWAY CAMP, work in 1998 will focus primarily on the Teddy Bear property, where BMG now holds a 100% interest. This exploration program will test the down dip extension of the Holloway deposit to determine the extent, continuity and overall dimensions of the mineralization. Two drills are now operating on this property.

      In Nevada, work will continue to focus on the Company's land positions within the BATTLE MOUNTAIN-EUREKA trend, with important drill programs at Copper Canyon at the Battle Mountain Complex. At the Complex, three drills are operating to complete a 70,000-ft. drill program covering the Phoenix and Midas pits. Results to date are confirming the excellent potential to expand the current reserve base. In addition, plans call for a number of deep drill holes to test for Fortitude-type skarn mineralization at depth.

      In Mexico, the Company's program is focused on four properties located along the eastern flank of the Sierra Madre Occidental. The most advanced of these is the EL CAIRO property, located approximately 75 miles north of the city of Durango in the state of Durango. The El Cairo property is an extremely large land holding and covers an area of approximately 1,600 square miles. Drilling-to-date on the El Cairo property has identified a potential large tonnage, low grade, bulk mineable and leachable gold deposit. This appears to be a large porphyry system that the Company is only beginning to explore. Four drills are now in operation. Some of the better intercepts that characterize the nature of the deposit include: 246 ft. of .032 oz/t Au; 260 ft. of .04 oz/t; 265 ft. of .049 oz/t; 187 ft. of .055 oz/t; 262 ft. of .064 oz/t; and with the best intercept being .08 oz/t over 195 ft.

      In BOLIVIA, BMG has developed and adopted a new exploration strategy, which will lead to a strong focus on the Kori Kollo mine and surrounding area. The exploration effort is designed to locate new reserves, which can either be supported or exploited by the existing Kori Kollo infrastructure. Strong drill targets have been outlined both north and south of the Kori Kollo mine, and drill testing of these high priority targets will dominate 1998 exploration programs. Three drills are now at work on this project.

      In Brazil, where BMG is earning a 50% interest, evaluation of the North Block target on the VOLTA GRANDE joint venture in the Amazon River area of Para State continued throughout 1997. Drilling to date has identified multiple sub-parallel zones of mineralization that demonstrate continuity along strike. Continuity in up and down-dip directions has been confirmed. Work is under way to establish the overall size and grade of the resource to determine its economic viability.

      In Australia, much of the work in 1997 focused on the Pajingo joint venture in Queensland, where BMG holds a 50% interest. At Vera South, limited new exploration drilling this year is leading to a new geologic interpretation for the southern extension of the VERA-NANCY structure. Some deeper intercepts there include: 33 ft. of .99 oz/t Au: 13 ft. of .68 oz/t; 18 ft. of .55 oz/t; and 10 ft. of .34 oz/t from the main structure. Other intercepts have returned 31 ft. of 1.27 oz/t and 41 ft. of 1.97 oz/t from a hanging-wall structure. Additional drilling is underway to clarify the resource potential of this structurally complex area. On the larger Pajingo epithermal system, drilling of the highly prospective Vera/Nancy and Toby Trends is now being conducted.

      During 1998, BMG will again focus exploration on the Mampon prospect on the DUNKWA joint venture, located in Ghana, where BMG can earn a 65% interest, and on the evaluation of a number of property acquisition opportunities located elsewhere in West Africa. The Ghana Minister of Forests approved guidelines for exploring in Forest Reserves in mid November 1997, and the Dunkwa joint venture partners were recently granted a permit to re-enter the Opon Mansi Forest Reserve. A diamond-drilling program is now under way to test the down-plunge and strike extent of mineralization previously identified at Mampon.

                                     SUMMARY

      In summary, Bayer noted the Company has been significantly restructured and refocused in order to build on its quality asset base and to further enhance its strong competitive posture internationally. As a result, BMG is a much different company than it was a year ago. Exciting things are happening with the Phoenix project at Battle Mountain, with the bio-oxidation at Kori Kollo, with the overall performance of operations, and at exploration plays such as El Cairo, he said.

      Overall, the Company has quality low-cost operations, with excellent projects in the pipeline. It is carrying out a very focused exploration program to accelerate the possibility of discovery. And it is coordinating its exploration and corporate development efforts to enhance its acquisition activities.

      Finally, BMG has the financial muscle and the critical mass that will allow it to meet the challenges of the current gold price environment and to prosper in an improving market. BMG's vision is to be the best gold mining company in the world. Not necessarily the biggest, but the best, Bayer concluded.

The United States Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. Operating, exploration and financial data, and other statements in this document, are based on information that the Company believes reasonable, but involve significant uncertainties as to future gold prices, costs, ore grades, mining and processing conditions, and regulatory and permitting matters. Actual results and timetables could vary significantly from the estimates presented. Also refer to the Cautionary Statement contained in the Company's Forms 10-K and 10-Q for the most recent year and quarter, respectively.

                                     ####

                          BATTLE MOUNTAIN GOLD COMPANY
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                   (UNAUDITED)


                                                             THREE MONTHS
                                                                 ENDED
                                                                MARCH 31
                                                        -----------------------
MILLIONS, EXCEPT PER SHARE AMOUNTS                        1998           1997
                                                        --------       --------
Sales ............................................      $   78.9       $   76.5
                                                        --------       --------
Costs and expenses
  Production costs ...............................          43.7           51.1
  Depreciation, depletion and
    amortization .................................          22.9           17.5
  Exploration,  evaluation  & other lease
    costs, net ...................................           5.3            5.9
    Merger expense ...............................          --              2.2
    General and administrative expenses ..........           3.7            3.9
                                                        --------       --------
      Total costs and expenses ...................          75.6           80.6
                                                        --------       --------
Operating income (loss) ..........................           3.3           (4.1)

  Interest expense ...............................          (4.8)          (3.4)
  Interest income ................................           2.6            1.3

  Equity in losses of equity investee ............          (1.4)          --
  Other income, net ..............................           0.6            1.6
                                                        --------       --------
Income (loss) before income taxes and
  minority interest ..............................           0.3           (4.6)

  Income tax expense (benefit) ...................          (0.2)           2.1
  Mining taxes ...................................           1.8            1.6
  Minority interest in net loss (income) .........          (0.3)           0.2
                                                        --------       --------
Income (loss) before cumulative effect
  of accounting change ...........................          (1.6)          (8.1)
  Cumulative effect of accounting change .........          --             (3.7)
                                                        --------       --------
Net income (loss) ................................          (1.6)         (11.8)
  Preferred dividends ............................           1.9            1.9
                                                        --------       --------
Net income (loss) to common shares ...............      $   (3.5)      $  (13.7)
                                                        ========       ========
Earnings (loss) per common share
  Before cumulative effect of accounting
    change .......................................      $   (.02)      $   (.04)
  Accounting change ..............................          --             (.02)
                                                        --------       --------
  Basic and diluted ..............................      $   (.02)      $   (.06)
                                                        ========       ========
Dividends per common share .......................      $   .025       $   .025
                                                        ========       ========
Average common shares outstanding for
  earnings (loss) per share purposes -
  basic and diluted ..............................         229.8          229.7
                                                        ========       ========

                          BATTLE MOUNTAIN GOLD COMPANY
                      CONDENSED CONSOLIDATED BALANCE SHEET

                                                           March 31  December 31
                                                            1998        1997
                                                          --------    --------
MILLIONS                                                 (Unaudited)
Assets
   Current assets
   Cash and cash equivalents .......................      $  154.5    $  185.0
   Restricted cash .................................          33.7        17.7
   Accounts and notes receivable ...................          25.6        33.0
   Inventories .....................................          10.4         8.3
   Materials and supplies, at average cost .........          22.6        25.4
   Assets held for sale ............................          42.5        42.5
   Other current assets ............................          11.3        12.1
                                                          --------    --------
      Total current assets .........................         300.6       324.0

   Investments .....................................         253.6       255.2

   Property, plant and equipment, net ..............         477.6       489.3

   Other assets ....................................          22.9        24.7
                                                          --------    --------
Total assets .......................................      $1,054.7    $1,093.2
                                                          ========    ========
Liabilities and Shareholders' Equity
   Current liabilities
   Short-term borrowings ...........................      $   --      $    4.9
   Current maturities of long-term debt ............          43.9        44.0
   Accounts payable ................................          21.3        24.0
   Income and mining taxes payable .................          15.3        10.1
   Other current liabilities .......................          10.2        23.1
                                                          --------    --------
      Total current liabilities ....................          90.7       106.1

   Long-term debt ..................................         228.3       241.0
   Deferred income and mining taxes ................          80.8        84.1
   Other liabilities ...............................          49.9        48.3
                                                          --------    --------
      Total liabilities ............................         449.7       479.5

   Minority interest ...............................         108.1       107.7

   Shareholders' equity ............................         496.9       506.0
                                                          --------    --------
Total liabilities and shareholders' equity .........      $1,054.7    $1,093.2
                                                          ========    ========

                          BATTLE MOUNTAIN GOLD COMPANY
                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                                   (UNAUDITED)


                                                             THREE MONTHS ENDED
                                                                  MARCH 31
                                                             ------------------
MILLIONS                                                      1998        1997
                                                             ------      ------
Cash flows from operating activities
   Net income (loss) ....................................    $ (1.6)     $(11.8)
   Adjustments to reconcile net income (loss) to
     cash flows from operating activities:
      Depreciation, depletion and amortization ..........      22.9        17.5
      Deferred income tax benefit .......................      (3.9)       (0.9)
        Cumulative effect of accounting change ..........      --           3.7
      Equity in losses of equity investee ...............       1.4        --
      Change in working capital accounts, net ...........       1.4         6.2
      Other, net ........................................       2.9        (0.3)
                                                             ------      ------
Net cash flows provided by operating activities .........      23.1        14.4
                                                             ------      ------
Cash flows from investing activities
  Capital expenditures ..................................     (14.0)      (23.6)
  Other, net ............................................      --          (0.5)
                                                             ------      ------
Net cash flows used in investing activities .............     (14.0)      (24.1)
                                                             ------      ------
Cash flows from financing activities
  Debt repayments .......................................     (11.6)       --
  Decrease in short-term borrowings .....................      (4.9)      (19.9)
  Cash dividend payments ................................      (7.6)       (7.6)
  Increase in restricted cash ...........................     (16.0)       --
  Other, net ............................................      --           0.4
                                                             ------      ------
Net cash flows used in financing activities .............     (40.1)      (27.1)
                                                             ------      ------
Effect of  exchange  rate  changes on cash and cash
  equivalents ...........................................       0.5        (1.5)
                                                             ------      ------
Net decrease in cash and cash equivalents ...............     (30.5)      (38.3)
Cash and cash equivalents at beginning of period ........     185.0        94.0
                                                             ------      ------
Cash and cash equivalents at end of period ..............    $154.5      $ 55.7
                                                             ======      ======

                          BATTLE MOUNTAIN GOLD COMPANY
                            SUPPLEMENTAL INFORMATION
                         OPERATING DATA (Unaudited) (1)
            (All production data reflects BMG attributable interests)

                                                           THREE MONTHS ENDED
                                                                 MARCH 31
                                                             ---------------
                                                             1998       1997
                                                             ----       ----
GOLDEN GIANT
    Gold recovered (000s oz) .........................        103         80
    Silver recovered (000s oz) .......................         10          5
                                                             ----       ----
  Cost per Gold Ounce Sold
    Cash production costs ............................       $114       $161
    Depreciation, depletion and amortization .........         69         70
    Reclamation and mine closure costs ...............          4          4
                                                             ----       ----
    Total production costs ...........................       $187       $235
                                                             ----       ----
KORI KOLLO (88% Interest)
    Gold recovered (000s oz) .........................         77         63
    Silver recovered (000s oz) .......................        236        175
                                                             ----       ----
  Cost per Gold Ounce Sold (2)
    Cash production costs ............................       $167       $203
    Depreciation, depletion and amortization .........        135        124
    Reclamation and mine closure costs ...............         10          8
                                                             ----       ----
    Total production costs ...........................       $312       $335
                                                             ----       ----
HOLLOWAY (84.7% Interest)
    Gold recovered (000s oz) .........................         18         14
                                                             ----       ----
  Cost per Gold Ounce Sold
    Cash production costs ............................       $250       $327
    Depreciation, depletion and amortization .........        117        122
    Reclamation and mine closure costs ...............          2          2
                                                             ----       ----
    Total production costs ...........................       $369       $451
                                                             ----       ----
BATTLE MOUNTAIN COMPLEX
    Gold recovered (000s oz) .........................         15         18
    Silver recovered (000s oz) .......................         23         34
                                                             ----       ----
  Cost per Gold Ounce Sold
    Cash production costs ............................       $225       $304
    Depreciation, depletion and amortization .........         31         27
    Reclamation and mine closure costs ...............        --          46
                                                             ----       ----
    Total production costs ...........................       $256       $377
                                                             ----       ----

                          BATTLE MOUNTAIN GOLD COMPANY
                            SUPPLEMENTAL INFORMATION
                         OPERATING DATA (Unaudited) (1)
            (All production data reflects BMG attributable interests)

                                                              THREE MONTHS ENDED
                                                                     MARCH 31
                                                              ------------------
                                                                 1998       1997
                                                                 ----       ----
VERA/NANCY (50% Interest) (3)
    Gold recovered (000s oz) .............................         12
    Silver recovered (000s oz) ...........................         10
                                                                 ----
  Cost per Gold Ounce Sold
    Cash production costs ................................       $136
    Depreciation, depletion and amortization .............         28
    Reclamation and mine closure costs ...................          1
    Total production costs ...............................       $165
                                                                 ----
SAN CRISTOBAL (50.5% Interest)
    Gold recovered (000s oz) .............................          8          8
    Silver recovered (000s oz) ...........................         13         18
                                                                 ----       ----
  Cost per Gold Ounce Sold
    Cash production costs (4) ............................       $219       $417
    Depreciation, depletion and amortization .............        102         46
                                                                 ----       ----
    Total production costs ...............................       $321       $463
                                                                 ----       ----
RED DOME (50.5% Interest) (5)
    Gold recovered (000s oz) .............................                    11
    Silver recovered (000s oz) ...........................                    52
    Copper recovered (000s lb) ...........................                   784
                                                                            ----
  Cost per Gold Ounce Sold
    Cash production costs ................................                  $228
    Depreciation, depletion and amortization .............                    20
    Reclamation and mine closure costs ...................                    13
                                                                            ----
    Total production costs ...............................                  $261
                                                                            ----
SILIDOR (55% Interest) (5)
    Gold recovered (000s oz) .............................                     5
                                                                            ----
  Cost per Gold Ounce Sold
    Cash production costs ................................                  $329
    Depreciation, depletion and amortization .............                    74
    Reclamation and mine closure costs ...................                     9
                                                                            ----
    Total production costs ...............................                  $412
                                                                            ----
LIHIR (8.6% Interest) (6)

                          BATTLE MOUNTAIN GOLD COMPANY
                            SUPPLEMENTAL INFORMATION
                         OPERATING DATA (Unaudited) (1)
            (All production data reflects BMG attributable interests)


                                                           THREE MONTHS ENDED
                                                                MARCH 31
                                                           -------------------
                                                             1998       1997
                                                           --------   --------
AGGREGATE DATA
   Gold recovered BMG share (000s oz) .................         246        200
   Gold sold BMG share (000s oz) ......................         244        190
   Gold recovered (000s oz) ...........................         264        227
   Gold sold (000s oz) ................................         262        210
Average price per oz realized .........................    $    307   $    358
                                                           --------   --------
   Silver recovered BMG share (000s oz) ...............         291        284
   Silver sold BMG share (000s oz) ....................         288        235
   Silver recovered (000s oz) .........................         336        378
   Silver sold (000s oz) ..............................         332        280
Average price per oz realized .........................    $   6.37   $   4.99
                                                           --------   --------
   Weighted Average Cost per Gold Ounce Sold
   Cash production costs ..............................    $    156   $    215
   Depreciation, depletion and amortization ...........          95         86
   Reclamation and mine closure costs .................           5          9
                                                           --------   --------
    Total production costs ............................    $    256   $    310
                                                           --------   --------

(1) Cash production costs are presented in accordance with guidelines established by The Gold Institute. In addition to mining, milling and plant level general and administrative expenses, cash production costs include royalties, freight, smelting costs and allowances, and production taxes. Credits for by-product silver and copper are offset against these cash production costs. This standard also provides for reporting on a cost per gold ounce basis, rather than cost per equivalent gold ounce.

(2) Royalties paid to the Bolivian government for the Kori Kollo mine are treated as income tax and are not included in cost per ounce calculations.

(3)  Production started at Vera/Nancy during the third quarter of 1997.

(4) Includes deferred stripping costs of $78 per ounce and a deferred stripping credit of $78 per ounce for the three months ended March 31, 1998 and 1997, respectively.

(5) Production ceased at Silidor and at Red Dome during the third and fourth quarters of 1997, respectively.

(6) Lihir results to be released by Lihir Gold on Tuesday, April 28, 1998, in Papua New Guinea.